Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-76296 and 333-207428) and Form S-3 (File Nos. 333-219483 and 333-221169) of our report dated September 26, 2024, relating to the consolidated financial statements of Rave Restaurant Group, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K of Rave Restaurant Group, Inc. and Subsidiaries for the fiscal years ended June 30, 2024 and June 25, 2023.

/s/ Whitley Penn LLP

Plano, Texas
September 26, 2024